EXHIBIT 10.1

Rob Cain - $50,000 Bonus Arrangement per Offer Letter
Agreement dated February 22, 2013
Adept Technology
Performance Objectives:

Item	Owner	Customer	Task	Definition of Done	Potential	TIME-LINE		Validation
					Bonus	Assigned	Start	Due Date
1	Rob	BoD	Cash flow		25,000	22-Feb	22-Feb	30-Jun
2	Rob	BoD	cash flow		5,000	22-Feb	22-Feb	30-Sep
3	Rob	BoD	Company direction and plan BoD endorsed		5,000	22-Feb	22-Feb	3-May
4	Rob	BoD	Retention of key employees		5,000	22-Feb	22-Feb	30-Jun
5	Rob	BoD	A players and monthly training surrounding CEO		10,000	22-Feb	22-Feb	30-Sep

Terms of $50,000 bonus arrangement discussed in the Offer Letter Agreement dated February 22, 2013, between the Company and Robert Cain:

Mr. Cain must be employed on June 30,2013 for objectives 1, 3 & 4; and must be employed on September 30, 2013 for objectives 2 & 5. If Mr. Cain is not employed on the applicable quarter end date, no bonus will be paid for achievement in that period, unless the Compensation Committee (or independent director subcommittee) determines otherwise in its sole discretion.

Measurement dates: 1) June 30, 2013 for objectives 1, 3 & 4; September 30, 2013 for objectives 2 & 5.

Certification: Compensation Committee (or independent director subcommittee) will determine and certify achievement or non-achievement of performance objectives within 30 days after each measurement date.

For bonus targets that are certified by the Committee (or independent director subcommittee) as achieved, Company will pay bonus within ten business days after the Committee certification date.

The Company will have the right to withhold any applicable federal, state and local taxes required to be paid or withheld.

Financial Restatements: If the Company’s financial statements as filed with the Securities and Exchange Commission for the fiscal year ending June 30, 2013 or the first fiscal quarter of fiscal 2014 are the subject of a restatement due to error or misconduct prior to September 30, 2018, to the extent permitted by applicable law, in all appropriate cases, the Company will seek, and Mr. Cain will take such action as required to effect, reimbursement of excess performance compensation issued or paid under this bonus arrangement for the applicable bonus period. For purposes of this bonus arrangement, excess performance compensation means the positive difference, if any, between (i) the amount actually paid to Mr. Cain and (ii) the amount that would have been paid to Mr. Cain had the applicable performance objectives been calculated based on the Company’s financial statements as restated. The Company will not be required to award any additional bonus amount hereunder should the restated financial statements result in a higher multiplier as compared to the performance objectives.

Nothing in this document or any other document executed in connection with this bonus arrangement will confer any right on Mr. Cain to continue to be retained in the employ or service of the Company, change the at-will employment relationship between the Company and Mr. Cain, or interfere with the right of the Company to discharge Mr. Cain at any time, with or without cause, and with or without advance notice, subject to the terms of the Offer Letter Agreement.

The terms of this bonuas arrangement will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law.

To the extent applicable, it is intended that this bonus arrangement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the rules and regulations and/or other interpretive authority and guidance issued thereunder, the "Code"). Any provision that would cause this bonus arrangement to fail to satisfy Section 409A of the Code will have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

If any of the payments in respect of this bonus arrangement, together with any other payments Mr. Cain has the right to receive from the Company or any purchaser, successor, or assign, would constitute an “excess parachute payment” (as defined in Section 280G(b)(3) of the Code), the payments pursuant to this bonus arrangement and/or such other plans or agreements shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

I have read, understand & accept terms and conditions of Adept Technology’s bonus arrangement:

/s/ Rob Cain	3/25/13	3/25/13
Rob Cain	Date	Date approved by the Board of Directors
President and CEO